UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 13, 2008

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On May 13, 2008, Hameico Fruit Trade, GmbH (the "Seller"), a subsidiary of Chiquita Brands International, Inc. ("Chiquita"), entered into a Sale and Purchase Agreement (the "Agreement") with Univeg Fruit & Vegetable N.V. ("Univeg"), a subsidiary of De Weide Blik N.V., to sell 100% of the outstanding stock of its Atlanta AG and Meneu Distribucion S.A. subsidiaries and certain real property assets owned by the Seller. The aggregate consideration consists of (i) approximately €58 million in cash (€5.5 million of which will be retained in an escrow account for 18 months after closing to secure the seller’s obligations under the Agreement) and (ii) certain additional consideration if specified sales and performance objectives are achieved during the next three years. The base purchase price is subject to certain customary working capital and net debt adjustments which are set forth in the Agreement. In connection with the sale, the parties also expect to enter into a long-term strategic agreement under which Atlanta will continue to serve as Chiquita’s preferred supplier of banana ripening and distribution services in Germany, Austria and Denmark (the "Territories"). Under this agreement, Atlanta will continue to provide banana ripening and distribution services for Chiquita volume sold to existing retail accounts in the Territories, and Atlanta will have a right of first refusal to provide such services for volume sold to new retail customers in the Territories.

The Agreement contains customary representations, warranties and conditions to closing, including the receipt of approval from the European Union merger control authorities. Either party may terminate the Agreement if the other party has not fulfilled closing obligations or closing has not occurred by November 1, 2008. A break-up fee of €7 million applies to either party who does not consummate the transaction for reasons other than those described above.

Chiquita is providing a guarantee to secure the seller’s representations, guarantee and indemnity obligations. Chiquita’s total liability for claims of breach of representations, warranties and indemnities is limited to 20% of the base purchase price, except for liability related to taxes and validity of the Atlanta shares which, when taken together with any other liability under the Agreement, will not exceed the base purchase price.

Chiquita expects to recognize an after-tax gain on the transaction. The net proceeds of the sale are expected to be used primarily for debt reduction.

A copy of the Agreement will be filed as an exhibit to the company’s quarterly report on Form 10-Q for the quarter ending June 30, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

May 19, 2008	By:	/s/James E. Thompson

Name: James E. Thompson
Title: Senior Vice President, General Counsel and Secretary